Exhibit 99.1

Gulf Resources, Inc. Announced Governmental Approval for Bromine Factories No. 2 and No. 10

SHOUGUANG, China, Oct. 14, 2026 (GLOBE NEWSWIRE) — Gulf Resources, Inc. (NASDAQ:GURE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine and crude salt products in China today announced that it has received approval from the Shouguang Municipal Government to resume production at its Factories No. 2 and No. 10.

The Company will immediately begin the preparation work including upgrading some of the facilities of these factories. The Company expects to complete test and trial production in the fourth quarter 2026, and believes these factories will produce revenue in the first half year of 2027.

According to our Annual Report on Form 10-K for the year ending December 31, 2025, the resumption of production at Factories No. 2 and No. 10 would result in an increase in annual production capacity by more than 20%.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SHSI, the Company manufactures and sells crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding plans with respect to the timing and impact of the Reverse Stock Split; our strategic plans and value; our expectations regarding potential commercial opportunities; and our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors”. Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTACT:

Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu

beishengrong@vip.163.com